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                                                                   EXHIBIT 23.21



The Regional Office
Aramex International Courier
P.O. Box 491
Dolia
Qatar



12 December 1996                                           Our ref:    MP:898/96



Dear Sir



Consent Letter



    As independent public accountants, we hereby consent reference to our audit report dated 27 March 1995 on the financial statements of Aramex International Courier - Qatar for the year ended 31 December 1994, in the prospectus of Aramex International Limited. Our audit report is addressed to the Regional Office Aramex International Courier - Qatar and Al Mana Trading Company (W.L.L.), a limited liability company registered under the Qatar Commercial Companies Law No. 11 of 1981 and should be disclosed accordingly.



    Please note that our audit report was issued solely for the purpose of providing an opinion whether the financial statements present fairly, in all material respects, the financial position of Aramex International Courier - Qatar as of 31 December 1994 and the results of its operations and its cash flows for the year then ended in accordance with International Accounting Standards. Any reference to our Report must therefore explain the specific purpose of the engagement which was carried out in accordance with International Standards on auditing.



    We are independent auditors with respect to Aramex International Limited and its subsidiaries and affiliates within the meaning of the Securities Act of 1933 and the applicable published rules and regulations thereunder.



Yours faithfully



/s/ Mumtaz Pasha

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Mumtaz Pasha
PARTNER
for KPMG Peat Marwick